EXHIBIT 11.1

                        ALLWASTE, INC. AND SUBSIDIARIES

                   CALCULATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                        FOR THE SIX MONTHS ENDED         FOR THE THREE MONTHS ENDED
                                                                              FEBRUARY 28,                       FEBRUARY 28,
                                                                       --------------------------        --------------------------
                                                                          1995             1994             1995             1994
                                                                       ---------        ---------        ---------        ---------
Net income .....................................................       $   6,052        $   4,826        $   2,332        $   1,959
                                                                       =========        =========        =========        =========
Common shares outstanding, beginning of fiscal period ..........          37,741           36,740           37,741           36,740

Weighted average number of common shares outstanding:
    Stock options, treasury stock method .......................             342              100              215              137
    Purchased companies ........................................             558             --                559             --
    Exercise of stock options ..................................             167             --                214             --
    Receipt of Common Stock ....................................            (250)            (173)            (250)            (250)
                                                                       ---------        ---------        ---------        ---------
Total weighted average common shares outstanding ...............          38,558           36,667           38,479           36,627
                                                                       =========        =========        =========        =========
Net income per common share ....................................       $     .16        $     .13        $     .06        $     .05
                                                                       =========        =========        =========        =========

Fully diluted net income per common share is not presented for any period as it is not materially different from the above primary calculations.